Exhibit 99.1

OLD POINT FINANCIAL QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

May 11, 2007

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.18 per share of common capital stock to be paid on June 29 2007, to shareholders of record as of May 31, 2007.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $843 million in assets as of March 31, 2007, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 19 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

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